EXHIBIT 4.10
              FINANCIAL ADVISORY AND INVESTMENT BANKING AGREEMENT

     This Agreement is made and entered into as of the 15th day of August 2004 (the "Effective Date") between Network 1 Financial Securities ("Network 1" or the "Consultant") and Provectus Pharmaceticals, Inc. (the "Company").

     In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


     1. The Company hereby engages Consultant for the term specified in Paragraph 2 hereof to render financial consulting and investment banking advice to the Company upon the terms and conditions set forth herein.

     2. This Agreement shall commence on August 15, 2004 and continue for a term of 12 months. This agreement maybe cancelled with a 60 day written notice at anytime be either party. The Warrants issued pursuant to this agreement will stay in effect upon termination.

     3. During the term of this Agreement, Consultant and Consultant's affiliates shall provide the Company with such regular and customary financial consulting advice as is reasonably requested by the Company, provided that Consultant shall not be required to undertake duties not reasonably within the scope of this Agreement. It is understood and acknowledged by the parties that the value of Consultant's advice is not readily quantifiable, and that although Consultant shall be obligated to render the advice contemplated by this Agreement upon the reasonable request of the Company, in good faith, Consultant shall not be obligated to spend any specific amount of time in so doing. Consultant's duties may include, but will not necessarily be limited to, providing recommendations concerning the following financial and related matters:

          (a) Rendering advice with regard to regard to internal operations, including:

               (i) the formation of corporate goals and their implementation;
               (ii) the Company's financial structure and its divisions or subsidiaries;
               (iii) securing, when and if necessary and possible, additional financing through banks and/or insurance companies; and (iv) corporate organization and personnel; and

          (b) Rendering advice with regard to any of the following corporate finance matters:

               (i) changes in the capitalization of the Company;
               (ii) changes in the Company's corporate structure;
               (iii) redistribution of shareholdings of the Company's stock;


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               (iv) offerings of securities in public and private transactions;
               (v)  alternative uses of corporate assets;
               (vi) structure and use of debt; and
               (vii)sales of stock by insiders pursuant to Rule 144 or
                    otherwise.

               "Consultant" and "Network 1" as used herein shall also mean and refer to any of Consultant's affiliates rendering services here under.

               In addition to the foregoing, Consultant agrees to furnish advice to the Company in connection with (A) the acquisition of and/or merger with other companies, the sale of the Company itself, or any of its assets, subsidiaries or affiliates, or similar type of transaction (hereinafter referred to as a "Transaction"), and (B) financings from financial institutions, including but not limited to lines of credit, performance bonds, letters of credit, loans or other financings (hereinafter referred to as a "Bank Financing").

               Consultant shall also render such other financial consulting and/or investment banking services as may from time to time be agreed upon by Consultant and the Company.

     4. The Company shall pay Consultant the following compensation:

          (a) an annual fee of $105,000 in monthly installments of $5,000 per month for the first three months and $10,000 per month thereafter. The first payment due upon the execution of this Agreement;

          (b) upon execution of this Agreement, the Company is issuing to Network 1 (or its designees) warrants ('Warrants") to purchase 350,000 shares of the Company's Common Stock, exercisable for a period of three years from the date of this agreement, at an exercise price of $1.00 per share. The Warrants are evidenced by a warrant agreement(s) to be supplied, they will include piggy-back registration rights and anti dilutive privileges as to stock dividends and splits.

     5. In addition to the above,

               (a) In the event Consultant directly or indirectly originates a Bank Financing, the Company will pay the Consultant a fee of 1.5% of the aggregate Bank Financing. In the event that this Agreement is not renewed, or if this Agreement is terminated for any reason, then notwithstanding any such non-renewal or termination hereunder, Consultant will be entitled to receive the full fee provided for hereunder for any Transaction or Bank Financing which takes place within 24 months of the date hereof for which the discussions or introductions therefore were initiated by the Consultant during the term of this Agreement, with parties whom the Company, its subsidiaries, or their officers and directors did not have a pre-existing relationship.

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               (b) If  Consultant  acts as an  underwriter,  placement  agent or advisor in the sale or distribution of securities by the Company to the public or in a private transaction (an "Offering"), Consultant shall receive, as compensation for services rendered, an amount to be mutually agreed upon.

               (c) Fees and  expenses  payable  to  Consultant  with  regard  to fairness opinions and valuations will be determined by mutual agreement at such time as the nature and terms of such opinions and valuations are affirmed.

               All fees to be paid pursuant to this paragraph 5, except as otherwise agreed in writing, are due and payable to Consultant or its designees in cash at the closing or closings of any transaction. In the event that this Agreement shall not be renewed, or if this Agreement is terminated for any reason, then notwithstanding any such non-renewal or termination, Consultant shall be entitled to receive the full fee provided for hereunder for any transaction for which the discussions or introductions were initiated during the term of this Agreement and shall retain all rights to the aforementioned warrants.

               6. In addition to the fees payable hereunder, and regardless of whether any transaction set forth in Paragraph 5 is proposed or consummated, the Company shall reimburse Consultant for all reasonable travel and out-of-pocket expenses incurred in connection with the services performed by Consultant pursuant to this Agreement, promptly after submission to the Company of appropriate evidence of such expenditures. All such expenditures in excess of $500 will be submitted to the Company for approval in advance.

               7. (a) The Company acknowledges that all opinions and advice (written or oral) given by Consultant to the Company in connection with Consultant's engagement are intended solely for the benefit and use of the Company in considering the transaction to which they relate, and the Company agrees that no person or entity other than the Company shall be entitled to make use of or rely upon the advice of Consultant to be given hereunder, and no such opinion or advice shall be used for any manner or for any purpose, nor may the Company make any public references to Consultant, or use the Consultant's name in any annual reports or any other reports or releases of the Company, without Consultant's prior written consent.

               (b) The Company acknowledges that Consultant makes no commitment to make a market in the Company's securities, to recommend or advise its clients to purchase the Company's securities, or to prepare research or corporate finance reports.

               8.   Consultant   will  hold  in  confidence   any   confidential
          information which the Company provides to Consultant pursuant to this Agreement which is designated by an appropriate stamp or legend as being confidential. Notwithstanding the foregoing, Consultant shall not be required to maintain confidentiality with respect to information (i) which is or becomes part of the public domain not due to the breach of this Agreement by Consultant; (ii) of which it had independent knowledge prior to disclosure; (iii) which comes into the possession of Consultant in the normal and routine course of its own business from and through independent non-confidential sources; or
          (iv) which is required to be disclosed by Consultant by laws, rules or regulators. If Consultant is requested or required to disclose any confidential information supplied to it by the Company, Consultant shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order.

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               9. The Company acknowledges that Consultant or its affiliates are in the business of providing financial services and consulting advice to others. Nothing herein contained shall be construed to limit or restrict Consultant in conducting such business with others, or in rendering such advice to others.

               10. The Company recognizes and confirms that, in advising the Company hereunder, Consultant will use and rely on data, material and other information furnished to Consultant by the Company, without independently verifying the accuracy, completeness or veracity of same.

               11. The Company agrees to indemnify and hold harmless Network 1 , its employees, agents, representatives and controlling persons from and against any and all losses, claims, damages, liabilities, suits, actions, proceedings, costs and expenses (collectively, "Damages"), including, without limitation, reasonable attorney fees and expenses, as and when incurred, if such Damages were directly or indirectly caused by, relating to, based upon or arising out of the rendering by Network 1 of services pursuant to this Agreement, so long as Network 1 shall not have engaged in intentional or willful misconduct, or shall have acted grossly negligently, in connection with the services provided which form the basis of the claim for indemnification; provided, however, that (a) the Company receives prompt written notification of any claim for which it is being requested to provide indemnification pursuant to this Section, (b) the Company may assume, in a prompt fashion, sole control of the defense or settlement of such a claim, including the right to choose counsel for such defense or settlement, provided, however, that in the event that counsel chosen by Company has a conflict of interest in defending Consultant, Consultant may at the Company's expense choose its own counsel and (c) the Company receives, at its expense, such reasonable assistance from Consultant as the Company may request. In the event that the Company assumes sole control of the defense or settlement of such claim, Consultant may, at its expense, participate in such defense or settlement. This paragraph shall survive the termination of this Agreement.

               12. Consultant shall perform its services hereunder as an independent contractor and not as an employee or agent of the Company or any affiliate thereof. Consultant shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be expressly agreed to by the Company in writing from time to time.

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               13. This Agreement  constitutes the entire agreement  between the parties with respect to the subject matter hereof. No provision of this Agreement may be amended, modified or waived, except in writing signed by both parties. This Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors, legal representatives and assigns. This Agreement may be executed in counterparts. In the event of any dispute under this Agreement, then and in such event, each party agrees that the same shall be submitted to the American Arbitration Association ("AAA") in the City of New York or nearest city, for its decision and determination in accordance with its rules and regulations then in effect. Each of the parties agrees that the decision and/or award made by the AAA may be entered as judgment of the Courts of the State of New York, and shall be enforceable as such. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of laws.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

Network 1 Financial Securities, Inc     Provectus Pharmaceticals, Inc.


By: /s/Damon Testaverde                 By: /s/Peter R. Culpepper
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Title:                                  Title: Chief Financial Officer
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                              Memo of Understanding
                         Provectus Pharmaceuticals, Inc.



                                Plan and Services

1. Help develop a communication plan to shareholders explaining the company and its mission.

2. Obtain copies of the weekly DTC reports. This report explains where stock is and the daily movement of shares.

3. Obtain a NBO list of shareholders. Network 1 will call every major shareholder and explain the company and its mission.

4.   Make a market in PVCT.

5.   Help the Company develop and define companies mission statement.

6. Raise initial capital with a private placement up to $3,000,000. Proposed terms: $1 per share with 20% warrant coverage; Compensation 10% commission, 1% unaccountable and 15% warrant coverage.

7. NASDAQ Listing-develop a plan to achieve a NASDAQ listing as a small cap stock at the proper time.

8. Right of First Refusal: If capital is needed we will raise money or recommend others who may be appropriate. We will have 5 business days to match any offer.

9. Become the companies' financial advisor including help with budgeting and planning.

10.  Research  Reports:   Assist  Company  in  obtaining   appropriate  research
     coverage.





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